UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE

Mail Stop 3561

      November 2, 2005

Mr. Bruce A. Williamson
President and Chief Executive Officer
Dynegy Holdings Inc.
1000 Louisiana, Suite 5800
Houston, Texas 77002

	Re:	Form 10-K for the Year Ended December 31, 2004
		Filed March 23, 2005
      File No. 0-29311

Dear Mr. Williamson:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



								James Allegretto
Senior Assistant Chief Accountant